Exhibit 10.18

EXECUTION COPY

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) effective April 11, 2020, is made and entered into by and between KLX Energy Services Holdings, Inc., a Delaware corporation (“KLX Energy”), on behalf of itself and its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries and affiliates, including, without limitation, KLX Energy Services LLC (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), (together with KLX Energy, collectively, the “Company”) and Gary J. Roberts (the “Executive”). The Company and Executive are referred to herein as a “Party” and the “Parties”.

1.             Separation. The Company and Executive mutually agree that Executive’s last day of work with the Company and Executive’s employment termination date will be April 11, 2020 (the “Separation Date”). Executive hereby resigns all of Executive’s positions at the Company and its affiliates, effective as of the Separation Date, and will execute such additional instruments and other documents as the Company reasonably requests to evidence the foregoing. The Separation Date is the termination date of Executive’s employment for all purposes, including, without limitation, active participation in and coverage under all plans and programs sponsored by or through the Company or its affiliates, or which Executive otherwise participates in or receives benefits under as a result of Executive’s employment status with the Company, except as otherwise provided below or otherwise required by applicable law.

2.              Accrued Obligations and COBRA.

(a)               Within thirty (30) days following the Separation Date (or such earlier date as may be required by applicable law), Executive will be paid for Executive’s accrued but unpaid base salary through the Separation Date, unreimbursed business expenses entitled to reimbursement as of the Separation Date in accordance with Company policies, and any other accrued and vested benefits to which Executive is legally entitled under the employee benefit plans of the Company. Executive is entitled to these accrued obligations regardless of whether Executive signs this Agreement or the general release of claims contemplated by paragraph 4 below.

(b)               Executive will continue to participate in the Company’s health, dental and vision plans at Executive’s current level through April 30, 2020. Subject to Executive’s timely election of, and continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive will be eligible for continued health coverage following April 30, 2020 (to the extent permitted under applicable law and the applicable plan) for the applicable COBRA coverage period, subject to Executive’s payment of the full COBRA premiums required for such coverage. The plan administrator, or their designee, will provide Executive with the required documentation for electing COBRA coverage under separate correspondence.

3.                  Consideration. Reference is made to that certain Amended and Restated Employment Agreement, dated September 14, 2018, by and between Executive and the Company, as modified by that certain side letter, dated October 7, 2018, by and among Executive, the

Company and KLX Inc, and that certain KLX Energy Services Holdings, Inc. 2018 Proprietary Rights Agreement, by and between Executive and the Company, dated April 3, 2020 (collectively, the “Employment Agreements”). Notwithstanding any terms to the contrary in the Employment Agreements, in consideration for, and subject to, Executive’s execution and non-revocation of this Agreement, Executive’s continued compliance with Executive’s post-termination obligations described herein and in paragraph 6 below, and the other promises contained herein, as well as in reliance of the promises and requirements of Company, Executive will receive severance benefits consisting of the following:

(a)               A lump-sum payment equal to twelve (12) months of Executive’s base salary (which the Parties agree is $355,030.00), payable within sixty (60) days following the Separation Date.

(b)               Executive was previously granted 220,653 restricted shares of common stock of the Company (the “Restricted Shares”), subject to the terms and conditions of that certain (i) KLX Energy Services Holdings, Inc. Long-Term Incentive Plan Restricted Stock Award Agreement, by and between Executive and the Company, dated September 14, 2018 (the “Award Agreement”), and (ii) the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan (the “Plan”). As of the Separation Date, 55,164 of such Restricted Shares will have become vested in accordance with the terms and conditions of the Award Agreement and the Plan. In consideration for Executive’s execution and non-revocation of this Agreement, notwithstanding anything to the contrary in the Award Agreement or Plan, on the Separation Date, the remaining 165,489 Restricted Shares (the “Accelerated Shares”) will become fully vested and no longer be subject to cancellation pursuant to Section 3 of the Award Agreement or the transfer restrictions set forth in Section 5 of the Award Agreement; provided however that, Executive shall forfeit the Accelerated Shares in the event that Executive revokes such the release of claims in accordance with the terms of this Agreement.

4.                  Final Settlement and Release. In consideration of the terms stated in this Agreement, Executive acknowledges complete satisfaction of, and does hereby forever release, absolve, and discharge the Company, including but not limited to its parent corporation(s), subsidiaries, affiliates, shareholders, directors, members, officers, trustees, employees, past and present, successors, predecessors, assigns, agents, attorneys, and representatives (collectively the “Releasees”), from any and all charges, claims, complaints, causes of action, rights, demands, obligations, promises, agreements, controversies, suits, costs, losses, judgments, liens, indebtedness and expenses (including attorneys’ fees and costs actually incurred), damages, or liabilities of any kind or description (except for Executive’s right to unemployment insurance should Executive fail to obtain re–employment), whether known or unknown, suspected or unsuspected, fixed or contingent, which Executive, in his individual capacity, now has or holds, or at any time had or held against the Releasees based on any act or omission occurring before the date of Executive signing this Agreement. The foregoing includes, but is not limited to, any claims arising out of or in connection with: Executive’s employment relationship with the Company and/or the termination of that relationship, including but not limited to any claims under the Employment Agreements, wrongful discharge or breach of the covenant of good faith and fair dealing, breach of contract, misrepresentation, intentional infliction of emotional distress, any form of negligence, fraud, deceit, defamation, any claim for indemnification on any basis except as otherwise specifically provided in the Agreement, malicious prosecution or abuse of process, violation of any and all federal and state civil rights laws, ordinances, regulations or orders, based on charges of discrimination on account of race, color, religion, sex, sexual orientation, citizenship, national origin, mental or physical disability, medical condition, marital status, or any other discrimination prohibited by such laws, ordinances, regulations or orders including but not limited to any and all state and federal contract, tort, and statutory claims, including but not limited to the Age Discrimination in Employment Act (or Older Workers Benefit Protection Act), Sections 29 USC 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 USC Sections 2000, et seq.; Americans with Disabilities Act, 42 USC Sections 12101, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991, 42 USC Sections 1981, et seq.; Equal Pay Act, as amended, 29 USC Sections 206(d); Vocational Rehabilitation Act of 1973, as amended, 29 USC Sections 701, et seq.; Family and Medical Leave Act; Employee Retirement Income Security Act of 1974; Immigration Reform and Control Act; Worker Adjustment and Retraining Notification Act; Fair Credit Reporting Act; Genetic Information Nondiscrimination Act; Wyoming Fair Employment Practices Act; Wyoming Health Insurance Benefit Coverage law; Wyoming leave laws; Wyoming wage payment and working hour laws; Wyoming Smoking in the Workplace law; Wyoming Whistleblower Protection law; the Florida Civil Rights Act of 1992; the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.); the Florida Equal Pay Act; the Discrimination in Employment Act; the Persons With Disabilities Employment Protection Act; the Delaware Whistleblowers' Protection Act; the Wage Payment and Collection Act; the Delaware Fair Employment Practices Act; Delaware’s social media law; the Colorado Anti-Discrimination Act; and those other provisions of such laws, ordinances, regulations or orders that lawfully may be released and any and all contracts arising out of or resulting from Executive’s employment by or with the Company.

Subject to Executive’s execution and non-revocation this Agreement, Company and its affiliates, forever release, absolve, and discharge Executive and his heirs (collectively the “Executive Releasees”) from any and all charges, claims, complaints, causes of action, rights, demands, obligations, promises, agreements, controversies, suits, costs, losses, judgments, liens, indebtedness and expenses (including attorneys’ fees and costs actually incurred), damages, or liabilities of any kind or description, which Company now has or holds, or at any time had or held against the Executive Releasees, based on any act or omission occurring before the date of Executive signing this Agreement arising out of or in connection with Executive’s employment relationship with the Company and/or the termination of that relationship. The foregoing release does not include any claims related to: (i) Executive’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Executive’s termination of employment, including those specified in the Employment Agreements and this Agreement, (ii) any right that the Company or its affiliates may have with respect to the enforcement of the restrictive covenant provisions in the Employment Agreements and in this Agreement, (iii) any claim of the Company for fraud, willful misconduct or actions taken by Executive in bad faith, (iv) any claims not waivable by the Company under applicable law and (v) any claims of which the Company’s Board of Directors does not actual knowledge of, as of the date hereof.

Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and release does not waive or release any rights or claims that: are not waivable as a matter of law; relate to rights, obligations or benefits provided for under this

Agreement; arise after the date Executive executes this Agreement and release; or involve unemployment compensation benefits (if Executive is otherwise qualified for such benefits under applicable law) or any pending workers’ compensation claim (however, Executive hereby represents that Executive has no unfiled workers’ compensation claim or unreported injury). Executive acknowledges and agrees that Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreements shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                  Full and Final Release. The Parties acknowledge that this is a full and final release, and that Executive and Company both intend and expressly agree that this release shall be effective as a bar to each and every claim, demand and cause of action that the claiming party may have or has against the other party as of the date of this Agreement, except as otherwise provided herein. Executive and Company agree and understand that, except as may be required by subpoena, court order, or other force of law, neither party shall, in any way, encourage or assist any individual or entity in commencing or prosecuting any action or proceeding, including but not limited to any administrative agency claims, charges or complaints or any lawsuit against the Company or Executive, or in any way participate or cooperate in any such action or proceeding, including any trial, pretrial preparation, pre-litigation fact-gathering, or administrative agency proceeding connected with any and all matters from the beginning of time to the date hereof. Absent legal compulsion from a court of competent jurisdiction, this release bars Executive and Company from, whether directly or indirectly, testifying, providing documents or information, advising, counseling or providing any other form of assistance to any person or entity concerning the Company, its business, operations, or procedures or the Executive with respect to the released claims. Executive acknowledges that, except as expressly provided in this Agreement or as otherwise required by applicable law, Executive will not receive any additional compensation, severance or other benefits or amounts of any kind following the Separation Date.

6.                  Restrictive Covenants, Post-Employment Obligations and Company Remedies. The restrictive covenants and any and all continuing and post-termination obligations set forth in the Employment Agreements, attached hereto as Exhibit A, remain in full force and effect and shall be deemed separate and distinct provisions and each of their respective terms and applicable time periods shall run in accordance with their respective terms for the benefit of the Company; provided, however, that during the “Restricted Period” (as defined in the Employment Agreements), Executive may serve as a member on the board of directors of a privately held “Competitor” (as defined in the Employment Agreements) provided that, prior to any such service, Executive seeks and obtains the Company’s written consent, which shall not be unreasonably withheld, and will be provided or denied by return email or overnight delivery no later than ten (10) business days following the Company’s receipt of Executive’s request. Company’s failure to respond shall be deemed Company’s approval of Executive’s request. For purposes of this paragraph 6, Executive’s written request to serve as a member on the board of directors of any privately held Competitor must contain sufficient detail to permit the Company to make an informed decision and must be provided to the attention of the Company’s Chairman of the Board, Chief Financial Officer and its Secretary. In the event that Executive’s written request to serve as a member on the board of directors of any privately held Competitor is denied, the Company will provide justification for such denial in reasonable detail. Executive’s written request pursuant to the foregoing will be held as confidential information by the Company, provided however that, Executive acknowledges and agrees that, notwithstanding the foregoing, the Company shall not be constrained from disclosing information that is required to be disclosed by applicable law, securities exchanges, legal or regulatory processes or where required pursuant to a bona fide agreement to which the Company is or becomes a party that could require such a disclosure be made. The Company’s remedies for any breach by Executive of Executive’s restrictive covenants and post-termination obligations set forth in the Employment Agreements, including, without limitation, Sections 6, 7 and 8 of the Employment Agreement, shall remain in full force and effect and shall continue to apply in accordance with their respective terms for the benefit of the Company.

7.                  Mutual Non-disparagement. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, managers, employees, shareholders, members, agents, services or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Company agrees to instruct individuals holding the positions of District and Area Manager, Product Line Manager, Vice President and above as of the Separation Date and the members of the Board as of the Separation Date to not, while employed by the Company or serving as a director of the Company, make negative comments or otherwise disparage Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or by statements that such individuals in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

8.                  Cooperation. Executive agrees to make reasonable efforts to cooperate with the Company in any investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company in which Executive may be a witness or have relevant information regarding same. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when requested by the Company at mutually agreeable times and at locations mutually convenient to Executive and the Company.

9.                  Indemnification; Clawback. Executive agrees that if Executive violates this Agreement by suing the Company related to any claims waived in this Agreement, Executive shall (i) pay all reasonable costs and expenses of defending against the suit incurred by the Releasees, including attorneys’ fees and (ii) forfeit all rights to any consideration described in paragraph 3 of this Agreement, and the Company shall be entitled to recover from Executive, and Executive shall pay over to the Company, an amount equal to any consideration described in paragraph 3 of this Agreement already paid to Executive, including without limitation, the Accelerated Shares.

10.              No Admission. It is understood, agreed and stipulated that the considerations described herein are in complete and full accord, satisfaction and discharge of any disputed claims, and that the Company does not in any manner by virtue of this Agreement, or payment of the consideration therefor, admit liability to anyone as a result of any incident, act or omission related to Executive’s employment with the Company. Furthermore, Executive acknowledges that this is not an admission of wrongdoing by Executive or the Company, and shall not be used as evidence of liability and/or guilt.

11.              No Assignment of Interest. Executive acknowledges and agrees that he has not assigned to any person or entity any part of this Agreement. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

12.              Delaware Law Governs. This Agreement is made and entered into in the State of Delaware, and shall in all respects be interpreted, enforced and governed under the laws of said State, without regard to or consideration for any conflicts of law principles.

13.              Validity of Provisions. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement or release.

14.              Construction and Scope of the Release. This Agreement is to be construed fairly and not in favor of or against any Party, regardless of which Party drafted or participated in the drafting of its terms. Any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement. This portion of this Agreement, like each of the other portions, was subject to and the product of negotiation. The Parties hereby acknowledge and agree that this Agreement shall not affect matters or claims by either Party not in connection with or arising out of, directly or indirectly, Executive’s employment with the Company and/or its affiliates.

15.              Counterparts. This Agreement may be executed in any number of counterparts, or in different counterparts, any of which shall be deemed an original, but all of which together shall constitute one and the same Agreement and release.

16.              Enforcement. The Parties agree that any and all disputes of any kind relating to this Agreement shall be resolved in accordance with that certain KLXE Mutual Dispute Resolution Agreement, attached as Appendix A to the Employee Guide to KLX Energy Services LLC, provided to you and received on April 3, 2020; provided, however, that the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security in any Court of competent jurisdiction. The prevailing Party to such dispute shall be entitled to recover its reasonable attorneys’ fees and costs in connection therewith.

17.              Further Assurances. Each of the Parties shall execute any other documents and take any other actions as may be reasonably necessary to carry out the intent and purpose of this Agreement.

18.              Headings. The paragraph headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

19.              Facsimile. A facsimile or electronic scanned signature on this Agreement shall have the same force and effect as an original signature.

20.              Tax Withholding. The Company may withhold from the amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the Parties is that the payments contemplated under this Agreement either comply with, or are exempt from, the requirements of Internal Revenue Code Section 409A. To the extent that the payments contemplated by this Agreement are not exempt from the requirements of Internal Revenue Code Section 409A, this Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A to the maximum extent possible, and will be limited, construed and interpreted in accordance with such intent. Executive and the Company hereby agree that Executive’s termination of employment constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A.

21.              Whistleblowing. Nothing in this Agreement or any other agreement between Executive and the Company shall be interpreted to limit or interfere with Executive’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, the National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. Executive may report such suspected violations of law, even if such action would require Executive to share the Company’s proprietary information or trade secrets with the government agency, provided that any such proprietary information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Executive and the Company will be interpreted to prohibit Executive from collecting any financial incentives in connection with making such reports nor to require Executive to notify or obtain approval by the Company prior to making such reports to a government agency.

22.              Trade Secrets. Notwithstanding anything in this Agreement or any other agreement between Executive and the Company to the contrary, under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under and federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

23.              Revocation. Executive has the right to revoke the release/waiver of claims under the Age Discrimination in Employment Act set forth in this Agreement within seven (7) days of signing this Agreement (the “Revocation Period”). To revoke, Executive must attach a written letter of revocation in pdf form, via email with acknowledgement of receipt to: jonathan.mann@klxenergy.com (attn: General Counsel, 1300 Corporate Center Way, Wellington, FL 33414). If Executive revokes, Executive will not receive the consideration described in paragraph 3, including without limitation the Accelerated Shares, and shall return to the Company, an amount equal to any consideration described in paragraph 3 of this Agreement already paid to Executive, including without limitation, the Accelerated Shares. This Agreement shall not become fully effective or enforceable until the revocation period has expired.

24.              Return of Company Property. Executive represents that Executive has returned or will return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, vehicles, keys, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Company and Executive will use commercially reasonable best efforts to coordinate the return of such Company property as well as Executive’s personal property in the Company’s possession at a time that is mutually agreeable to the Parties. Executive further acknowledges and agrees that the Company will have no obligation to make the payments referred to in paragraph 3 above unless and until Executive has satisfied all of Executive’s obligations pursuant to this paragraph 24.

25.              Notice Period. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(a)               In return for this Agreement, Executive will receive compensation beyond that which he was already entitled to receive before entering into this Agreement.

(b)               Executive was advised by the Company, and is hereby advised, to consult with an attorney before signing this Agreement, and Executive acknowledges and represents that Executive has been advised to consult with an attorney of Executive’s choice before signing this Agreement;

(c)               Executive was given a copy of this Agreement and informed that Executive had twenty-one (21) days within which to consider the Agreement and release; and,

(d)               Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke this Agreement and release.

[Remainder Intentionally Left Blank]

26.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when sent by email to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to it at:

KLX Energy Services Holdings, Inc.

jonathan.mann@klxenergy.com

Attention: General Counsel

If to Executive, to Executive at:

The email address provided to the Company as of the date hereof.

With additional notice to:

Chapman, Valdez & Lansing

mlansing@bslo.com

Attn: Michael Lansing

IN WITNESS WHEREOF, the Parties have executed this SEPARATION AND GENERAL RELEASE AGREEMENT as of the date first written above.

Executive	KLX Energy Services Holdings, Inc.

/s/ Gary J. Roberts	By:	/s/ Thomas P. McCaffrey

Gary J. Roberts	Name:
Title:

April 11, 2020	April 11, 2020
Date	Date

EXHIBIT A

[Employment Agreements]